Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of Top Image Systems Ltd. and to the incorporation by reference therein of our reports dated March 21, 2013, with respect to the consolidated financial statements of Top Image Systems Ltd. for the year ended December 31, 2012, included in its Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
January 14, 2014	A member of Ernst & Young Global